Exhibit 10(q)

Mr. Leslie Moonves

c/o CBS Corporation

51 West 52nd Street

New York, NY 10019

Dear Mr. Moonves:	February 23, 2010

CBS Corporation (“Employer” and, together with its subsidiaries, the “Company”), having an address at 51 West 52nd Street, New York, New York 10019, agrees to continue to employ you and you agree to accept such continued employment upon the following terms and conditions set forth in this agreement (this “Agreement”).  The parties hereto acknowledge and agree that this Agreement supersedes your existing employment agreement between the Employer and you dated as of October 15, 2007, and as amended by the letter agreement between you and Employer, dated December 17, 2008 (the “Prior Agreement”).

1.                                    Term.  The term of your employment hereunder shall commence on February 23, 2010 (the “Start Date”) and shall end on the earliest of (i) February 22, 2015, (ii) the date on which your employment is terminated by Employer or you pursuant to paragraph 10 or (iii) the date of your death or the date of termination of your employment by reason of incapacity (determined in accordance with paragraph 9) (the “Employment Term”).  The period from the Start Date until February 22, 2015, regardless of any earlier termination, shall hereinafter be referred to as the “Original Employment Term.”

2.                                    Titles and Authority.

(a)                               Officer Positions and Reporting Lines.  During the Employment Term, you will have the title of President and Chief Executive Officer of Employer and will have the powers, responsibilities, duties and authority customary for the chief executive officer of corporations of the size, type and nature of the Company, including, without limitation, those powers, responsibilities, duties and authority you had immediately prior to the Start Date.  During the Employment Term, you will report solely and directly to the Board of Directors of Employer (the “Board”) and, for so long as Sumner M. Redstone serves as Executive Chairman and Founder of Employer, to the Executive Chairman and Founder.  During the Employment Term, other than Sumner M. Redstone, while he holds the office of Executive Chairman and Founder, you shall be the highest ranking executive of the Company.  During the Employment Term, your duties shall include all of your duties as of the Start Date, including the public positioning of the Company, and you shall have the sole authority to cause any Company business unit or operating division head, any executive officer of Company and/or any other employee of

Company, to report directly to you or another executive officer of Employer, subject to any applicable employment agreement now existing with such head or executive officer.

(b)                              Service on the Board and with Subsidiaries.  You currently serve as a member of the Board.  During the Employment Term, the Board will nominate you for reelection to the Board at the expiration of each term of office, and you agree to serve as a member of the Board for each period for which you are so elected.  You shall, subject to your election as such from time to time and subject to your approval, and without additional compensation, serve during the Employment Term in such additional offices of comparable or greater stature and responsibility in the subsidiaries of Employer and as a member of any committee of the Board or of the board of directors of any of Employer’s subsidiaries, to which you may be elected, as approved by you, from time to time.

(c)                               Full-Time Services and Other Activities.  During the Employment Term, you agree to devote your entire business time, attention and energies to the business of the Company, except for vacations, illness or incapacity.  However, nothing in this Agreement shall preclude you from serving as a member of the board of directors of any charitable, educational, religious, entertainment industry trade, public interest or public service organization, in each instance not inconsistent with the business practices and policies of the Company, or from devoting reasonable periods of time to the activities of the aforementioned organizations or from managing your personal investments, provided that such activities do not materially interfere with the performance of your duties and responsibilities hereunder.  Except for your service on (i) the Board, (ii) the board of directors of Employer subsidiaries, (iii) the board of directors or similar governing body of your family foundation and of any other entity all of the beneficial interests of which are owned by you and/or members of your family or (iv) the board of directors of an organization as permitted by the immediately preceding sentence, you shall not serve on the board of directors or similar governing body of any business company or other business entity, excluding those on which you were already elected to serve as of the Start Date, without the prior consent of the Nominating and Governance Committee of Employer (or any successor to such committee).

(d)                              Location.  During the Employment Term, you shall render your services under this Agreement from Employer’s executive offices in either the New York metropolitan area or the Los Angeles metropolitan area, except for services rendered during business trips as may be reasonably necessary.  You shall not be required to relocate outside of either the New York metropolitan area or the Los Angeles metropolitan area.

3.                                    Cash Compensation.

(a)                               Salary.  During the Employment Term, Employer shall pay you a base salary at the annual rate of Three Million Five Hundred Thousand Dollars ($3,500,000) per annum.  The Compensation Committee of the Board (the “Compensation Committee”) will review your salary at least annually and may increase

(but not decrease, including as it may be increased from time to time) the base salary.  The result of any such annual review shall be reported to you by the Compensation Committee promptly after it occurs.  The amount of annual base salary actually paid to you will be reduced to the extent you elect to defer such salary under the terms of any deferred compensation or savings plan or arrangement maintained or established by Employer.  Your annual base salary payable hereunder, without reduction for any amounts deferred as described in the preceding sentence, is referred to herein as the “Salary.”  Employer shall pay the portion of the Salary not deferred at your election in accordance with its generally applicable payroll practices for senior executives of Employer, but not less frequently than in equal monthly installments.  Your Deferred Compensation, as defined in your prior employment agreement with the Employer dated July 1, 2004, shall continue to periodically be credited (or debited) with deemed positive (or negative) return calculated in the same manner, and at the same times, as the deemed return on your account under Employer’s Excess 401(k) Plan for Designated Senior Executives (as such plan may be amended from time to time, the “Excess 401(k) Plan”) is determined (it being understood and agreed that, if at any time during which the Deferred Compensation remains payable, your account balance in the Excess 401(k) Plan is distributed in full to you, your Deferred Compensation account shall continue to be credited or debited with a deemed return based on the investment portfolio in which your Excess 401(k) Plan account was notionally invested immediately prior to its distribution).   Deferred Compensation shall be paid to you in accordance with the terms of this Agreement.  Employer’s obligation to pay the Deferred Compensation (including the return thereon provided for in this paragraph) shall be an unfunded obligation to be satisfied from the general funds of Employer.

(b)                              Annual Bonus Compensation.  In addition to your Salary, during the Employment Term you shall be eligible to earn an annual bonus for each whole or partial calendar year during the Employment Term, determined and payable as follows (the “Bonus”):

(i)                                   Commencing with your Bonus for the 2010 calendar year, your target bonus for each calendar year during the Employment Term shall be $12,000,000, provided that the Compensation Committee will review your target bonus at least annually and may increase (but not decrease, including as it may be increased from time to time) the target bonus.  The result of any such annual review shall be reported to you by the Compensation Committee promptly after it occurs.  Your target bonus, as it may be so increased from time to time, is referred to herein as the “Target Bonus.”  As the actual amount payable to you as Bonus will be dependent, among other things, upon the achievement of the performance goal(s) referred to in paragraph 3(b)(ii), your actual Bonus may be less than, greater than or equal to the Target Bonus.

(ii)                                A portion of your Bonus (the “Company-Wide Performance Bonus Portion”) for each calendar year during the Employment

Term, beginning with 2010, will be based upon achievement of one or more Company-wide performance goals (the “Company-Wide  Performance Goal(s)”) established in good faith by the Compensation Committee for such calendar year pursuant to,  and determined in accordance with, Employer’s Senior Executive Short-Term Incentive Plan, as the same may be amended from time to time (together with any successor plan, the “Senior Executive STIP”); provided, however, that for the partial calendar year in 2015, the applicable performance goal(s) shall be adjusted to reflect budgeted Company performance for the shortened performance period and the performance period shall end coincident with the end of the Original Employment Term.  The Company-Wide Performance Goal(s) shall satisfy the following requirements (the “Incentive Goal Parameters”):

a.             The Company-Wide Performance Goal(s) will be the same as the performance goal(s) used to determine the amount of bonus payable to any other executive of the Employer who participates in the Senior Executive STIP and who has Company-wide responsibilities;

b.            The Company-Wide Performance Goal(s) will be challenging, but reasonably achievable; and

c.             For each calendar year, the level of difficulty in achieving the Company-Wide Performance Goal(s) for that calendar year will not be significantly more difficult (as determined at the time such Company-Wide Performance Goal(s) are established, taking into account all relevant facts and circumstances, including the Company’s relative financial and stock performance, general market conditions and market conditions affecting diversified media and entertainment companies) than was the level of difficulty of achieving the Company-Wide Performance Goal(s) applicable to the immediately preceding calendar year.  For avoidance of doubt, the fact that the target with respect to Company-Wide Performance Goal(s) increases from one year to the following year shall not be presumed, in and of itself, to mean that such Company-Wide Performance Goal(s) for the calendar year are significantly more difficult to attain than the Company-Wide Performance Goal(s) for the immediately preceding calendar year.

You shall have meaningful input with the Compensation Committee prior to the determination of the Company-Wide Performance Goal(s) for each calendar year, but the Compensation

Committee will have final power and authority concerning the establishment of such goal(s).

(iii)                             With respect to the Company-Wide Performance Bonus Portion:

•                If the Company achieves less than 80% of the Company-Wide Performance Goal(s) for the calendar year (or portion thereof), you shall not have a right to payment of any Bonus with respect to the Company-Wide Performance Bonus Portion;

•                If the Company achieves 80% of the Company-Wide Performance Goal(s) for the calendar year (or portion thereof), the Company-Wide Performance Bonus Portion shall be an amount in U.S. Dollars of no less than the product of (i) 0.8 multiplied by (ii) the product of 0.85 multiplied by the Target Bonus;

•                If the Company achieves 100% of the Company-Wide Performance Goal(s) for the calendar year (or portion thereof), the Company-Wide Performance Bonus Portion shall be an amount in U.S. Dollars of no less than the product of (i) 1.0 multiplied by (ii) the product of 0.85 multiplied by the Target Bonus; and

•                If the Company achieves 120% or more of the Company-Wide Performance Goal(s) for the calendar year (or portion thereof), the Company-Wide Performance Bonus Portion shall be an amount in U.S. Dollars of no less than the product of (i) 1.2 multiplied by (ii) the product of .85 multiplied by the Target Bonus;

•                For achievement at an intermediate point between 80% and 100%, and between 100% and 120%, the Company-Wide Performance Bonus Portion will be interpolated on a straight-line basis between the respective Company-Wide Performance Bonus Portion delivered at such percentages.

Notwithstanding anything herein to the contrary, the Compensation Committee shall not be precluded from authorizing the payment to you of a Bonus which exceeds the Company-Wide Performance Bonus Portion determined under the above schedule, including, without limitation, based on the terms and conditions of the Senior Executive STIP.

(iv)                            In addition to the Company-Wide Performance Bonus Portion, the remainder of your Bonus shall be determined in the reasonable discretion of the Compensation Committee taking into account all relevant factors, including individual and other performance goals.

(v)                               Your Bonus for the 2010 calendar year shall not be subject to any proration notwithstanding the Start Date of this Agreement.  For the partial year 2015, your annual Target Bonus shall be prorated to reflect the shorter performance period.

(vi)                            Your Bonus for any calendar year, including a Bonus for the last partial year of the Employment Term, shall be payable during the period January 1st through February 28th of the following calendar year.  For the avoidance of doubt, it is understood that you will receive the Bonus that is determined by the Compensation Committee for you for each calendar year in which you were employed, even if you are not employed on February 28th of the following year or on the actual date on which bonuses are paid for such year.

(vii)                         In the event that the current Senior Executive STIP is amended or terminated, you will be given an opportunity under the amended or successor plan to earn bonus compensation equivalent to the amount that you could have earned under this paragraph 3(b), but subject to the same limitations, and any such bonus and/or bonus plan shall not modify the Incentive Goal Parameters.

4.                                    Long Term Compensation.  In addition to your Salary and Bonus, you shall receive the following grants of long-term compensation under the CBS Corporation 2009 Long-Term Incentive Plan (together with any successor plan, the “LTIP”):

(a)                               Stock Option Grants.

(i)                                   You shall receive an option under the LTIP to purchase Three Million (3,000,000) shares of CBS Corporation Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”), following the close of trading on the New York Stock Exchange on the third trading day following the Company’s public announcement of the arrangements set forth in this Agreement (the “2010 Option Grant Date”), provided that you are employed by Employer on the 2010 Option Grant Date (the “2010 Option”).  The 2010 Option shall have a term of eight (8) years and shall have an exercise price equal to the closing price of one share of Class B Common Stock on the 2010 Option Grant Date.  The 2010 Option shall vest in four (4) equal installments on each of the first, second, third and fourth anniversaries of the 2010 Option Grant Date, provided that on each respective vesting date, you remain employed with the Company, and subject to acceleration and all other applicable provisions of this Agreement. Except as otherwise provided herein, the terms and conditions set forth in an option agreement evidencing the 2010 Option shall be no less favorable to you than the terms and conditions generally applicable to other senior executives of Employer.

(ii)                                On the first anniversary of the 2010 Option Grant Date (or if the first anniversary of the 2010 Option Grant Date is not a trading day, on the first trading day after such first anniversary) (the “2011 Option Grant Date”), you shall receive an option under the LTIP to purchase an additional Three Million (3,000,000) shares of Class B Common Stock, provided that you are employed by Employer on the 2011 Option Grant Date (the “2011 Option”); provided, however, that the number of shares of Class B Common Stock subject to the 2011 Option shall be increased to the extent that a greater number of shares is required to deliver an Option Grant Date Value (as hereinafter defined) that, when combined with the Option Grant Date Value of the 2010 Option, is equal to Forty Million Dollars ($40,000,000); provided, further, that (a) in no event shall the number of shares of Class B Common Stock subject to the 2011 Option exceed Four Million (4,000,000) shares of Class B Common Stock, and (b) the Compensation Committee shall retain the discretion to reduce the number of shares of Class B Common Stock subject to the 2011 Option, but not below 3,000,000 shares, if the Compensation Committee determines that Employer’s financial and stock performance during calendar year 2010 is significantly worse than the financial and stock performance relative to its diversified media and entertainment peer companies.  The minimum and the maximum number of shares to be granted under the 2011 Option shall be equitably adjusted in the case of a stock split, spin-off, etc. in accordance with the adjustment provisions of the LTIP.  The Option Grant Date Values of the 2010 Option and 2011 Option shall be determined as of their respective grant dates.  For purposes of this Agreement, the “Option Grant Date Value” of a stock option shall equal the grant date fair value determined in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (FASB ASC) Topic 718, Compensation — Stock Compensation, employing the same assumptions and methodologies that are applied for purposes of Employer’s financial accounting statements.  The 2011 Option shall vest in four (4) equal installments, with the first three installments vesting on each of the first, second and third anniversaries of the 2011 Option Grant Date and the fourth installment vesting on the last day of the Original Employment Term, provided that on each respective vesting date, you remain employed with the Company, and subject to acceleration and all other applicable provisions of this Agreement.  The 2011 Option shall have a term of eight (8) years and shall have an exercise price equal to the closing price of one share of Class B Common Stock on the 2011 Option Grant Date.  Except as otherwise provided herein, the terms and conditions set forth in an option agreement evidencing the 2011 Option shall be no less favorable to you than the terms and conditions generally applicable to other senior executives of Employer.

(iii)                             During each of the calendar years 2012, 2013 and 2014, the Compensation Committee will consider granting to you additional stock options  to purchase shares of CBS Corporation Class B Common Stock under the LTIP as and when other senior members of the Company’s management team reporting to you are considered for annual equity grants by the Compensation Committee (any such discretionary option grant, a “Discretionary Option Grant”); provided, however, that such consideration by the Compensation Committee does not guarantee (and should not be construed as a guarantee) that you will receive a Discretionary Option Grant in any such calendar year.  The amount of any such grant(s) will be determined by the Compensation Committee, in its sole and reasonable discretion, with the objective and intent of creating shareholder value by maintaining the long-term incentive for you with regard to your existing and future equity holdings and equity-based awards that is consistent with the projected level of incentive and value for you from such equity holdings and equity-based awards that the Compensation Committee (with input from its independent compensation consultant) originally intended to establish, throughout the Employment Term. The Compensation Committee, when considering whether it believes any such Discretionary Option Grant may be appropriate, will take into account the Employer’s financial and stock performance relative to its diversified media and entertainment peer companies, and, in particular whether the Company’s financial and stock performance is due, at least in part, to operating factors that have generally affected companies in the industry in a similar fashion.  Any Discretionary Option Grant shall be subject to the terms and conditions set forth in the agreement evidencing such grant, which, except as otherwise provided herein, shall be no less favorable to you than the terms and conditions generally applicable to other senior executives of Employer, provided that any such Discretionary Option Grant will provide for vesting in full not later than the last day of the Original Employment Term (provided you remain employed on such date), and subject to acceleration and all other applicable provisions of this Agreement.

(b)                              Restricted Stock Units.

(i)                                   Beginning with the date of execution of this Agreement by both parties and automatically on each of the first, second, third and fourth anniversaries thereafter during the Employment Term (each an “RSU Grant Date”), you shall receive an award of restricted stock units (the “RSUs”) under the LTIP, provided that you are employed by Employer on the applicable RSU Grant Date.  One-half of the RSUs underlying each grant shall be subject to performance- and time-based vesting conditions (“PRSUs”), and the other half shall be subject only to time-based vesting conditions (the “TRSUs”), in each case determined as of the RSU Grant Date.  The initial grant of RSUs shall have a grant date value equal to Eight Million Dollars ($8,000,000), and each subsequent RSU grant thereafter shall have a grant date value that is Five Hundred Thousand Dollars ($500,000) more than the grant date value of the preceding grant (each, an “RSU Grant Date Value”).  The number of RSUs granted on any RSU Grant Date (rounded down to a whole unit for any fractional unit) shall be determined by dividing the RSU Grant Date Value by the closing price of one share of Class B Common Stock on the RSU Grant Date.  The number of PRSUs granted on each RSU Grant Date shall be referred to herein as the “Target PRSU Award.”  Each RSU shall correspond to one share of Class B Common Stock.

(ii)                                TRSUs granted pursuant to paragraph 4(b)(i) shall vest in three (3) equal installments on each of the first, second and third anniversaries of the applicable RSU Grant Date (or, if earlier, on the last day of the Original Employment Term), provided that you are employed on each such vesting date and subject to acceleration and all other applicable provisions of this Agreement.

(iii)                             The Compensation Committee shall establish a performance goal requirement with respect to each grant of PRSUs made pursuant to paragraph 4(b)(i), which requirement shall be consistent with the Incentive Goal Parameters described in paragraphs 3(b)(ii)b and 3(b)(ii)c, that shall apply in respect of a performance period that shall end no later than December 31st of the calendar year during which the RSU Grant Date occurs.  The performance goal established by the Compensation Committee for each grant of PRSUs shall be based on a level of achievement against Employer’s budgeted Free Cash Flow (as defined in the LTIP), as approved by the Board for each relevant calendar year, provided that such goal shall be adjusted for any performance period that is less than a full calendar year to reflect budgeted Company performance for the shortened performance period.  You shall have meaningful input with the Compensation Committee prior to the determination of the performance goal relating to the PRSUs for each performance period, but the Compensation Committee will have final power and authority concerning the establishment of such goal; provided, however, that if the Compensation Committee establishes a performance goal for PRSUs granted to other senior executives of the Company, which is based on Employer’s budgeted Free Cash Flow, the same performance goal shall be applicable to your PRSU grant for such calendar year.

(iv)                            As of the last day of each performance period, Employer’s actual Free Cash Flow shall be measured against the performance goal established for such performance period, after taking into account any permissible adjustments to such goal, and the degree of achievement (expressed as a percentage) will be used to calculate the number of shares that you will receive, in accordance with the following schedule:

•                If the Company achieves less than 80% of the performance goal for the performance period, the Target PRSU Award will be forfeited;

•                If the Company achieves 80% of the performance goal for the performance period, the number of shares to be delivered under the award will be 80% of the Target PRSU Award;

•                If the Company achieves 100% of the performance goal for the performance period, the number of shares to be delivered under the award will be 100% of the Target PRSU Award; and

•                If the Company achieves 120% or more of the performance goal for the performance period, the number of shares to be delivered under the award will be 120% of the Target PRSU Award.

For achievement at an intermediate point between 80% and 100%, and between 100% and 120%, the number of shares of Class B Common Stock to be delivered will be interpolated on a straight-line basis between the respective numbers of shares to be delivered at such percentages.  Fractional shares will be aggregated and rounded to the next higher whole share.

(v)                               The number of PRSUs, determined pursuant to clause (iv) above, shall vest on the later of (A) the first anniversary of the RSU Grant Date (or, in the case of the 2014 grant of PRSUs, on the last day of the Original Employment Term) or (B) the date the Compensation Committee certifies that at least minimum threshold performance has been achieved for the relevant calendar year, which certification shall take place no later than seventy-four (74) days following the end of the relevant calendar year (the “PRSU Vest Date”), provided that you are employed on the applicable PRSU Vest Date (other than with respect to a certification by the Compensation Committee after the Original Employment Term, in which case you are not required to be employed) and subject to acceleration and all other applicable provisions of this Agreement.

(vi)                          RSUs (both PRSUs and TRSUs) shall be payable only in shares of Class B Common Stock.  The PRSUs and the TRSUs shall also accrue dividend equivalents in accordance with the LTIP, provided that in the case of PRSUs, dividend equivalents shall be accrued and paid only with respect to the Target PRSU Award, unless actual performance results in payment of a lesser number of shares of Class B Common Stock than under the Target PRSU Award, in which case dividend equivalents shall be paid only with respect to such lesser number.  Subject to the terms and conditions set forth in this paragraph 4(b) or as otherwise provided herein, the RSUs shall be subject to the terms and conditions set forth in the agreement evidencing the grant of such RSUs.

(vii)                      Prior to the end of each calendar year during the Employment Term, you will have an option to defer the settlement of the RSUs that will be awarded during the following year.  You may elect to defer the settlement of such RSUs as follows: for up to ten (10) years after the RSUs vest for in-service distributions, and for up to three (3) years after your Separation from Service (as defined in paragraph 10) with the Company for post-termination distributions.  If a timely election to defer is not made for any RSUs, shares delivered in settlement of TRSUs shall be delivered within ten (10) business days following the applicable vesting date, and shares delivered in settlement of PRSUs shall be delivered during the period January 1st through March 15th of the calendar year after the calendar year in which they are granted promptly following the PRSU Vest Date.  Notwithstanding any of the foregoing, to the extent required to comply with Section 409A (as defined in paragraph 10), the settlement of each deferred RSU will be deferred to the date determined in accordance with paragraph 10(d)(v) if such date is later than the date on which settlement would otherwise occur.

In the event of a conflict between the terms and conditions set forth in this paragraph 4 and the terms and conditions set forth in an agreement(s) or plan(s)

evidencing the grant of the awards contemplated by paragraphs 4(a) and (b), the terms of this Agreement shall control.

5.                                    Benefits.

(a)                               During the Employment Term, you shall be entitled to participate in such life and medical insurance, pension and other employee benefit plans as the Company may have or establish from time to time and in which other Company executives with corporate-wide responsibilities are eligible to participate.  The foregoing, however, shall not be construed to require Employer or any of its subsidiaries to establish any such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement; provided that no such modification or termination shall be applicable to you unless also equally applicable to all other Company executives with corporate-wide responsibilities.  All benefits you may be entitled to as an employee of Employer shall be based upon your Salary and not upon any bonus compensation due, payable or paid to you hereunder, except where the benefit plan expressly provides otherwise.  You shall be entitled to four (4) weeks paid vacation during each calendar year during the Employment Term.

(b)                              Employer shall provide you with life insurance during the Employment Term at Employer’s cost, the beneficiary or beneficiaries of which life insurance shall be designated by you or the assignee of such policy in accordance with the following sentence.  Employer shall determine the life insurance carrier and the coverage level to be provided on an annual basis shall be the maximum amount of coverage that the Employer is able to secure on your behalf (unless the intent of the parties is otherwise), subject to the limitation that annual premium cost of such life insurance coverage to Employer shall in no event exceed One Hundred Fifty Thousand Dollars ($150,000); and provided, further, that the terms and conditions under which the life insurance is provided, shall be no less favorable than those currently in effect for you.  You shall have the right to assign the policy for such life insurance to your spouse and/or issue or to a trust or trusts primarily for the benefit of your spouse or issue.

(c)                               The limitation on eligible compensation taken into account for purposes of calculating your plan benefit under the CBS Retirement Excess Pension Plan (or any other non-qualified supplemental retirement plan in which you actively participate now or in the future) (each, a “SERP”) shall be deemed to be an amount equal to your Salary; provided, however, that if any such SERP is frozen as to future benefit accruals after your Start Date, you shall be treated as continuing to accrue benefits as set forth in this paragraph 5(c) under such SERP through the end of the Employment Term.

6.                                    Business Expenses, Perquisites.  (a)   During the Employment Term, you shall be reimbursed for such reasonable travel and other expenses incurred in the performance of your duties hereunder on a basis no less favorable than that provided by Employer to its senior executives other than Employer’s Executive Chairman and Founder, but in any event on a basis consistent with that provided to you, or agreed to be provided to you, immediately prior to the date of this Agreement.

(b)                              Employer shall pay all fees and expenses of your counsel and other fees and expenses which you may incur in an effort to establish entitlement to compensation or other benefits under this Agreement in accordance with paragraph 20.  During the Employment Term, you shall be entitled to the use of a private plane in accordance with Employer policy on a basis no less favorable than that provided by Employer to any of its senior executives at your level or below (accompanied by your spouse, at your option and, unless your spouse’s presence is required by the Company, at your cost) but in any event no less favorable to you than had previously been provided to you immediately prior to the date of this Agreement.  During the Employment Term, you also shall be entitled to other perquisites, including provision for insurance of a car (the “Perquisites”), in accordance with Employer policy on a basis no less favorable than that provided by Employer to any of its senior executives other than Employer’s Executive Chairman and Founder.

(c)                               Commencing with the calendar year beginning January 1, 2007 (as previously agreed and described in paragraph 6(c) of the Prior Agreement) and thereafter during the Employment Term, Employer shall pay (either directly to the applicable New York State and Local taxing authorities as tax withholdings or to you as a reimbursement for New York State and Local taxes and fees, together with interest or penalties thereon) in respect of any incremental New York State and Local taxes and fees (net of Federal Tax benefit and subject to New York Credits on California Resident Tax Returns), an amount that shall place you in the same after-tax economic position that you would have enjoyed had you not incurred such incremental New York State and Local taxes and fees resulting from the time you provide services for Company in the State of New York or the City of New York. All such claimed incremental New York State and Local taxes and fees shall be reviewed and validated by the Compensation Committee and Employer shall provide you with detailed support for its calculation for the amount to be reimbursed to you or paid to the applicable taxing authority.  You shall promptly notify Employer of any New York State or Local taxing authority’s assertion during an audit in respect of any payment by Employer, related to the incremental New York State and Local taxes and fees, on your behalf or reimbursement to you, but you shall be under no obligation to defend against such claim by the New York State or Local taxing authority unless Employer requests, in writing, that you undertake the defense of such claim on behalf of Employer and at Employer’s sole expense.  In such event, Employer may elect to control the conduct to a final determination through counsel of its own choosing and at its sole expense, of any audit, administrative or judicial proceeding involving an asserted liability related to the incremental New York State and Local taxes and fees and you shall not settle, compromise or concede such incremental New York State and Local taxes and fees and shall cooperate with Employer in each phase of the contest.  No payments or reimbursement shall be made later than (i) the end of the calendar year following the calendar year in which the taxes are remitted to the taxing authority, or (ii) where as a result of the audit or proceeding relating to taxes not previously remitted, the end of the calendar year following the year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the proceeding.

(d)                             Employer shall pay or reimburse you (promptly following your submission of reasonably documented expenses) for the cost of constructing a dedicated work area in your home for you to be able to screen and evaluate television and film programming material and perform other work activities, subject to a maximum contribution of Two Hundred Thousand Dollars ($200,000).  Additionally, Employer agrees to equip such work area to your specifications, provided that the equipment to be supplied by Employer shall have a maximum value equal to Three Hundred Thousand Dollars ($300,000).  Given the expected depreciation and the associated cost of removal, you shall be entitled to keep any such equipment following the end of the Employment Term.

7.                                    Competitive Assessment.  Notwithstanding the foregoing paragraphs 3 through 6, if, in connection with the annual review of your Salary and Target Bonus, it is determined that your annualized target compensation package (consisting of Salary, Target Bonus and target long-term incentives, without regard to any deferrals) is, in the aggregate, less than that of other chief executive officer(s) of comparably-sized diversified media and entertainment companies (to be determined by the Compensation Committee with input from its independent compensation consultant), the Compensation Committee will consider an increase to your annual target compensation package, taking into account the financial and stock performance of Employer relative to other diversified media and entertainment peer companies and, in particular, to the comparably-sized diversified media and entertainment companies that have chief executive officers whose annualized target compensation exceeds yours.

8.                                    Exclusive Employment, Etc.

(a)                               Non-Competition.  You agree that your employment hereunder is on an exclusive basis, and that during the period (the “Non-Compete Period”) beginning on the Start Date and ending on the first anniversary of the end of the Employment Term (provided, however, that if you remain employed and are being paid on Company’s payroll through the end of the Original Employment Term, the Non-Compete Period will end on the last day of the Original Employment Term), other than as permitted by paragraph 2(c), you will not engage in any other business activity which is in conflict with your duties and obligations (including your commitment of time) hereunder.  You agree that during the Non-Compete Period you shall not, directly or indirectly, engage in or participate as an owner, partner, holder or beneficiary of stock, stock options or other equity interest, officer, employee, director, manager, partner or agent of, or consultant for, any company or business competing with the Company; provided, however, that nothing herein shall prevent you from participating in any investment activities specifically allowed under paragraph 2(c) and from investing as less than a one (1%) percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system.

(b)                              No Solicitation of Employees.  You agree that during the Employment Term and for the period provided below after the termination of your employment for any reason, you will not employ any Restricted Employee (as defined below), or in any way induce or attempt to induce any Restricted Employee to leave the employment of Employer or any of its affiliates.  You agree that you will not take the actions described in the preceding sentence (i) with respect to any Restricted Employee at the level of Vice President or above for one (1) year after the termination of your employment for any reason, and (ii) with respect to any Restricted Employee at the level of director for six (6) months after the termination of your employment for any reason.  “Restricted Employee” refers to any person employed by Employer or any of its subsidiaries or their respective predecessors or previously employed by Employer or any of its subsidiaries or their respective predecessors (unless at such time such person has not been employed by Employer and/or any of its subsidiaries or their respective predecessors for at least six (6) months).

(c)                               Confidential Information.  You agree that, during the Employment Term or at any time thereafter, you will not use for your own purposes, or disclose to or for the benefit of any third party, any trade secret, proprietary or non-public information relating to the Company (“Confidential Information”) (except as may be required by law but only after prior notice to Employer (to the extent not prohibited by law) or in the performance of your duties hereunder consistent with the Company’s policies) and you will comply with any and all confidentiality obligations of the Company to a third party which you know or should know about, whether under agreement or otherwise.  Confidential Information shall include, without limitation, trade secrets; inventions (whether or not patentable); technology and business processes; business, product or marketing plans; sales and other forecasts; financial information; client lists or other intellectual property; information relating to compensation and benefits; public information that becomes proprietary as a result of Employer’s compilation of that information for use in its business; documents (including any electronic record, videotapes or audiotapes); and oral communications incorporating Confidential Information.  Notwithstanding the foregoing, Confidential Information shall be deemed not to include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you in violation of this Agreement or by any other person who directly or indirectly receives such information from you or at your direction in violation of this Agreement, or (ii) is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you.

(d)                             Employer Ownership.  The results and proceeds of your services to the Company, whether or not created during the Employment Term, including, without limitation, any works of authorship resulting from your services and any works in progress resulting from such services, shall be works-made-for-hire and Employer shall be deemed the sole owner throughout the universe of any and all rights of every nature in such works, with the right to use, license or dispose of the works in perpetuity in any manner Employer determines in its sole discretion without any further payment to you, whether such rights and means of use are now known or hereafter defined or discovered.  If, for any reason, any of the results and proceeds of your services to the Company are not legally deemed a work-made-for-hire and/or there are any rights in such results and proceeds which do not accrue to Employer under this paragraph 8(d), then you hereby irrevocably assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of every nature in the work, and Employer shall have the sole right to use, license or dispose of the work in perpetuity throughout the universe in any manner Employer determines in its sole discretion without any further payment to you, whether such rights and means of use are now known or hereafter defined or discovered.  Upon request by Employer, whether or not during the Employment Term, you shall do any and all things (at Employer’s expense) which Employer may reasonably deem useful or desirable to establish or document Employer’s rights in the results and proceeds of your services to the Company, including, without limitation, the execution of appropriate copyright, trademark and/or patent applications, assignments or similar documents.  You hereby irrevocably designate the General Counsel, Secretary or any Assistant Secretary of Employer as your attorney-in-fact with the power to take such action and execute such documents on your behalf.  To the extent you have any rights in such results and proceeds that cannot be assigned as described above, you unconditionally and irrevocably waive the enforcement of such rights.  This paragraph 8(d) is subject to, and does not limit, restrict, or constitute any waiver by Employer of any rights of ownership to which Employer may be entitled by operation of law by virtue of Employer or any of its affiliates or predecessors being your employer.

(e)                               Litigation.  You agree that during the Employment Term and for a one-year period thereafter and, if longer, during the pendency of any litigation or other proceeding, (i) you shall not communicate with anyone (other than your attorneys and tax advisors and except to the extent required by law or necessary in the performance of your duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving Employer or any of its affiliates or predecessors, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to Employer or Employer’s counsel, and (ii) in the event that any other party attempts to obtain information or documents from you with respect to matters possibly related to such litigation or other proceeding, you shall promptly so notify Employer’s counsel unless you are prohibited from doing so under applicable law.  You agree to cooperate, in a reasonable and appropriate manner, with Employer and its attorneys, both during and after the termination of your employment or services, in connection with any litigation or other proceeding arising out of or relating to matters in which you were involved prior to the termination of your employment or services to the extent Employer pays all reasonable expenses you incur in connection with such cooperation (including, without limitation, the fees and expenses of your counsel) and to the extent such cooperation does not unreasonably interfere with your personal or professional schedule.

(f)                                No Right to Write Books, Articles, Etc.  During the Employment Term and for two (2) years thereafter but not beyond the end of the Original Employment Term, except in the course of the performance of your duties and responsibilities or otherwise as authorized by the Board, you shall not prepare (other than personal notes and/or a diary) or assist any person or entity in the preparation of any books, articles, radio broadcasts, electronic communications, television or motion picture productions or other creations, concerning Employer or any of its affiliates or predecessors or any of their officers, directors, agents, employees, suppliers or customers.

(g)                              Return of Property.  All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with Employer shall remain the exclusive property of Employer and shall remain in Employer’s exclusive possession at the conclusion of your Employment Term.  In the event of the termination of your employment or services for any reason, Employer reserves the right, to the extent permitted by law and in addition to any other remedy Employer may have, to deduct from any monies otherwise payable to you the following: (i) all undisputed amounts you may owe, pursuant to a legally enforceable agreement, to Employer or any of its affiliates or predecessors at the time of or subsequent to the termination of your employment or services with Employer; and (ii) the value of Employer property which you are required to return and which you retain in your possession after the termination of your employment or services with Employer following Employer’s written request for same and your failure to return same.  In the event that the law of any state or other jurisdiction requires the consent of any employee for such deductions, this Agreement shall serve as such consent.  Notwithstanding anything in this paragraph 8(g) to the contrary, Employer will not exercise such right to deduct from any monies otherwise payable to you to the extent such offset would result in a violation of Section 409A.

(h)                              Non-Disparagement.  You and, to the extent set forth in the next sentence, Employer agree that each party shall not, during the Employment Term and for one (1) year thereafter, criticize, ridicule or make any statement which disparages or is derogatory of the other party in any non-public communication with any customer, client or member of the investment community or media or in any public communication.  Employer’s obligations under the preceding sentence shall be limited to communications by its senior corporate executives having the rank of Senior Vice President or above (“Specified Executives”), and it is agreed and understood that any such communication by any Specified Executive (or by any executive at the behest of a Specified Executive) shall be deemed to be a breach of this paragraph 8(h) by Employer.  Notwithstanding the foregoing, neither you nor Employer shall be prohibited from making statements in response to statements by the other party (or in your case, with respect to any Specified Executives) that criticize or ridicule or are disparaging or derogatory, provided that the responsive statements do not criticize or ridicule and are not disparaging or derogatory.

(i)                                  Injunctive Relief, Etc.  Employer has entered into this Agreement in order to obtain the benefit of your unique skills, talent and experience.  You acknowledge and agree that any violation of paragraphs 8(a) through 8(h) will result in irreparable damage to Employer, and, accordingly, Employer may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to Employer.  You and Employer agree that the restrictions and remedies contained in paragraphs 8(a) through 8(h) are reasonable and that it is your intention and the intention of Employer that such restrictions and remedies shall be enforceable to the fullest extent permissible by law.  If it is found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or the period or area of application reduced, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable.

(j)                                  Survival.  Your obligations under paragraphs 8(a) through 8(h) and Employer’s obligations under paragraph 8(h) shall remain in full force and effect for the entire period provided therein (and only for such period, subject, however, to the provisions of paragraph 12(h)), notwithstanding the termination of your employment pursuant to paragraph 10 hereof or otherwise, or the expiration of the Original Employment Term.

9.                                    Incapacity.  In the event you become totally medically disabled and you will not be able to substantially perform your duties for at least six (6) consecutive months or a total of 180 days during any 270 day period, the Board, at any time after such disability has continued for 60 consecutive days, may determine, provided such determination is made while the disability is still in effect, that Employer requires such duties and responsibilities be performed by another executive.  In the event that you become “disabled” within the meaning of such term under Employer’s Short-Term Disability (STD) and its Long-Term Disability (LTD) program, you will first receive benefits under the STD program for the first 26 weeks of absence in accordance with such program, which will be equal to your Salary, and the amount of such benefits will offset any Salary that otherwise would be paid to you pursuant to this Agreement.  Thereafter, you will be eligible to receive benefits under the LTD program in accordance with its terms.  For purposes of this Agreement, you will be considered to have experienced a termination of employment with Employer as of the date you first become eligible to receive benefits under the LTD program, or, if you do not become eligible to receive benefits under the LTD program, on the date following the sixth consecutive month in which you have not been able to substantially perform your duties hereunder (“Disability Termination Date”), and until that time you shall be treated for all purposes of this Agreement as an active employee of Employer.  Upon your Disability Termination Date, your benefits will be the following in accordance with the payment provisions set forth in paragraph 10(d)(iii) and subject to the provisions of paragraph 10(d)(v):

(i)                                  Employer will pay your Accrued Compensation and Benefits (as defined below in paragraph 10(d)(ii));

(ii)                              Employer will pay you a prorated Bonus for the year of your termination of employment based on your Target Bonus and the number of calendar days of such year elapsed through the date of your termination of employment;

(iii)                          all of your outstanding unvested Employer stock options will vest, and all such options and all of your outstanding options that have previously vested will remain exercisable for the greater of three years and the period provided for under the terms of the applicable award agreement, but in no event beyond their normal expiration date;

(iv)                          all of your unvested and outstanding restricted stock and/or restricted stock units and any other type of equity awards that are then unvested and outstanding, in each case, as of the date on which the Employment Term ends shall vest and be settled within ten (10) business days after your termination date; and

(v)                              Employer will continue to pay the same premium amounts it was paying at the time of your termination in connection with providing you with life insurance coverage as set forth in paragraph 5(b).  Such payments of premiums will continue until the end of the Original Employment Term or, if earlier, the date on which you become eligible for at least as much insurance coverage as the coverage that was in effect at the time of your termination, from a third party employer at such employer’s expense; provided, however, that Employer may decrease the amount of premiums it pays towards life insurance coverage it provides you so long as the amount of such coverage that it continues to provide, combined with the amount of such coverage provided to you from a third party employer at such employer’s expense, aggregates at least the amount of coverage that was in effect for you at the time of your termination as a result of Employer’s obligations as set forth in paragraph 5(b).

10.                            Termination.  For purposes of this paragraph 10, no payment that would otherwise be made and no benefit that would otherwise be provided upon a termination of employment will be made or provided unless and until such termination of employment is also a Separation from Service.  A “Separation from Service” shall be deemed to have occurred on the date on which the level of bona fide services reasonably anticipated to be performed by you is 45% or less of the average level of bona fide services performed by you during the immediately preceding 36-month period.

(a)                               Termination for Cause.  Employer may, at its option, terminate your employment for Cause (as defined below). For purposes of this Agreement, termination of your employment for “Cause” shall mean termination of your employment due to any of the following:

(i)                                  your engaging or participating in intentional acts of material fraud against the Company;

(ii)                              your willful misfeasance having a material adverse effect on the Company (except in the event of your incapacity as set forth in paragraph 9);

(iii)                          your conviction of a felony;

(iv)                          your willful unauthorized disclosure of trade secret or other confidential material information of the Company;

(v)                              your terminating your employment without Good Reason (as defined below) other than for death or incapacity pursuant to paragraph 9 (it being understood that your terminating your employment during the Original Employment Term without Good Reason prior to the end of the Original Employment Term shall constitute Cause);

(vi)                          your willful and material violation of any policy of the Company that is generally applicable to all employees or all officers of the Company including, but not limited to, policies concerning insider trading or sexual harassment, Supplemental Code of Ethics for Senior Financial Officers, and Employer’s Business Conduct Statement;

(vii)                      your willful failure to cooperate fully with a bona fide Company internal investigation or an investigation of the Company by regulatory or law enforcement authorities whether or not related to your employment with the Company (an “Investigation”), after being instructed by the Board to cooperate or your willful destruction of or knowing and intentional failure to preserve documents of other material known by you to be relevant to any Investigation; or

(viii)                  your willful and material breach of any of your material obligations hereunder.

For purposes of the foregoing definition, an act or omission shall be considered “willful” if done, or omitted to be done, by you with knowledge and intent.  Anything herein to the contrary notwithstanding, Board will give you written notice, not more than thirty (30) calendar days after the occurrence of the event constituting Cause comes to the attention of another “executive officer” of Employer (as defined by the rules and regulations of the Securities Exchange Commission for purposes of the Securities Exchange Act of 1934, as amended), prior to terminating this Agreement for the cause set forth in clauses (i), (ii) (iv), (vi), (vii) and (viii) above.  Such notice shall set forth the nature of any alleged misfeasance in reasonable detail and the conduct required to cure such misfeasance.  Except for a breach which cannot by its nature be cured, you shall have thirty (30) calendar days from your receipt of such notice within which to cure and within which period Employer cannot terminate this Agreement for the stated reasons, and, if so cured, after which period Employer cannot terminate your employment under this Agreement for the stated reasons.  For purposes of this Agreement, no such purported termination of your employment for Cause set forth in clauses (i), (ii), (iv), (vi), (vii) and (viii) above shall be effective without such notice.

(b)          Good Reason Termination.  Upon written notice to Employer, you may terminate your employment hereunder for “Good Reason” at any time during the Original Employment Term not more than thirty (30) calendar days after you become aware of the occurrence of the event constituting Good Reason; provided, however, that in the case of a Material Event described in clause (vii)(B) which relates to a Material Event described in clause (y) of the last sentence of this paragraph 10(b), such written notice must be provided not earlier than sixty (60) days, and not more than one hundred twenty (120) days, following the occurrence of such Material Event.  Such notice shall state an effective date no earlier than thirty (30) calendar days after the date it is given. Employer shall have thirty (30) calendar days from the giving of such notice within which to cure and within which period you cannot terminate your employment under this Agreement for the stated reasons and, if so cured, after which you cannot terminate your employment under this Agreement for the stated reasons; provided, however, that this sentence shall not apply with respect to events which by their nature cannot be cured.  “Good Reason” shall mean, without your prior written consent, other than in connection with the termination of your employment for Cause (as defined above) or incapacity (as set forth in paragraph 9) or as a result of your death:

(i)           your removal from or any failure to re-elect you as President and Chief Executive Officer of Employer;

(ii)          your removal from or failure to be elected or reelected to the Board at any annual meeting of shareholders of the Company at which your term as director is scheduled to expire;

(iii)         the assignment to you by Employer of duties inconsistent with the usual and customary duties associated with a chief executive officer of a publicly traded company comparable to Employer;

(iv)         the diminution or withdrawal of a meaningful portion of your authority or responsibilities as set forth in paragraph 2;

(v)          (A) a reduction in your Salary, Target Bonus or your other compensation levels, in each case as the same may be increased from time to time during the Employment Term; (B) the Compensation Committee’s establishing Company-Wide Performance Goal(s) that fail to satisfy the Incentive Goal Parameters (as defined in paragraph 3(b)(ii)); (C) payment of a Bonus that is less than the Company-Wide Performance Bonus Portion payable in accordance with the provisions of Section 3(b)(iii) above; or (D) a breach of paragraph 6(c) relating to tax payments in respect of your services to be performed in New York City;

(vi)         Employer’s requiring you to be based anywhere other than the New York or Los Angeles metropolitan area, except for required travel on the Company’s business;

(vii)       termination by you of your employment, (A) during the 30-day period following the twelve-month anniversary of the date on which there occurs a Material Event described in clause (x) below, or (B) after the 90-day period following the occurrence of a Material Event described in clause (y) below, in either case based on your good faith determination that the occurrence of the Material Event has adversely affected your ability to perform your CEO duties effectively such that your ability to contribute to the further creation of shareholder value is inhibited; provided, however, that in the case of a Material Event described in clause (y) below, you shall provide written notice to the Chair of the Compensation Committee not later than the date you provide written notice of termination explaining the rationale for why such Material Event adversely affects your ability to perform your CEO duties effectively; or

(viii)      any other material breach by Employer of its material obligations hereunder, including but not limited to a breach of paragraph 2.

For purposes of clause (vii) above, a Material Event shall have occurred (x) on the date on which a majority of the independent directors of the Board ceases to consist of (1) those individuals who, immediately prior to the date on which Sumner M. Redstone ceases to hold the position of Employer’s Executive Chairman and Founder, constitute the independent directors of the Board (the “Original Independent Directors”) and (2) those successor independent directors who are elected or appointed to the Board, either by a vote of the Board or by action of the shareholders of the Employer pursuant to a recommendation by the Board, as a result of the death or voluntary retirement or resignation of an Original Independent Director (or any such successor), including a voluntary determination by such Original Independent Director (or such successor) not to stand for re-election; or (y) upon the appointment of a non-Executive Chairman other than Sumner M. Redstone or yourself.

(c)          Termination without Cause. Employer may terminate your employment without Cause at any time during the Original Employment Term by written notice to you.

(d)          Termination Payments, Etc.

(i)          Termination for Cause.  In the event that Employer terminates your employment for Cause, Employer shall promptly pay and provide you with Limited Accrued Compensation and Benefits.  For purposes of this Agreement, “Limited Accrued Compensation and Benefits” shall consist of: (w) reimbursement of any unpaid business expenses to which you are entitled to reimbursement pursuant to paragraph 6(a) that were incurred prior to the effective date of your termination (the “Termination Date”); (x) your Salary through the Termination Date (as such date is determined in accordance with paragraph 10(a) or 10(b), as applicable); (y) any Bonus with respect to any completed calendar year that is determined by the Compensation Committee for you for each calendar year in which you were employed but has not yet been paid; and (z) all other vested compensation and benefits to which you are entitled as of the Termination Date under the terms and conditions applicable to such compensation and benefits, including vested stock options, restricted shares, restricted stock units, the Deferred Salary (if any, as defined in paragraph 3(a) of the Prior Agreement) and Deferred Compensation.  The cash portion of each of your Limited Accrued Compensation and Benefits shall be paid in a lump sum within 30 days after the Termination Date.

(ii)          Termination without Cause or Resignation with Good Reason.  In the event that Employer terminates your employment without Cause, or if you resign your employment for Good Reason, you shall be entitled to receive the following:

a.            Employer will pay and provide your Limited Accrued Compensation and Benefits, plus any unpaid amounts to which you are entitled to reimbursement pursuant to paragraphs 6(b), 6(c) and 6(d) that were incurred prior to your Termination Date (except that in the case of paragraph 6(d), “incurred prior to your Termination Date” shall mean incurred or in the process of being incurred prior to your Termination Date) (the “Accrued Compensation and Benefits”);

b.            Employer will pay you a Bonus for the calendar year in which you terminate employment, such Bonus to be determined based on actual performance pursuant to the performance goal(s) described in paragraph 3(b)(i) hereof, and then prorated based on the number of calendar days of such year elapsed through the date of your termination of employment (the “Pro-Rata Bonus”);

c.            Employer will pay you a cash severance amount (the “Severance Payment”) equal to three (3) times the sum of: (A) your Salary in effect at the time of termination (or, if your Salary has been reduced in violation of this

Agreement, your highest Salary during the Employment Term); and (B) the average of the annual Bonuses payable to you (whether or not actually paid) with respect to the last three completed calendar years prior to the Termination Date;

d.            All of your outstanding unvested Employer stock options will vest, and all such options and all of your outstanding Employer stock options that have previously vested will remain exercisable for the greater of the period provided in accordance with the provisions of grant, or for three (3) years from the end of Employment Term, but not beyond their normal expiration date;

e.            All of your unvested and outstanding restricted stock and/or restricted stock units and any other type of equity awards that are then unvested and outstanding, in each case, as of the date on which the Employment Term ends shall vest and be settled within ten (10) business days after your Termination Date; provided, however, that in the event and limited to the extent that compliance with the performance-based compensation exception is required in order to ensure the deductibility of any such award under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), such award shall vest if and to the extent the Compensation Committee certifies that a level of the performance goal(s) relating to such award has been met for the calendar year of termination, and, to the extent applicable, shall be settled within ten (10) business days thereafter;

f.             You shall be provided, without charge to you, in either New York or Los Angeles at your election, suitable and appropriate office facilities (at a location within such city to be determined by Employer) and a personal secretary (who may be your choice of one of your personal secretaries providing services to you during the Employment Term, to be compensated at the same compensation and benefits cost to Employer in effect immediately prior to your termination), until the conclusion of the Original Employment Term, or earlier upon your death, provided that nothing in this paragraph shall create any rights that are duplicative with any rights set forth in any other paragraph of this Agreement;

g.            Employer will continue to pay the same premium amounts it was paying at the time of your termination in connection with providing you with life insurance coverage as set forth in paragraph 5(b). Such payments of premiums will continue until the end of the Original Employment Term (without regard to any earlier termination of the Employment Term) or, if earlier, the date on which you become eligible for at least as much insurance coverage as the coverage that was in effect at the time of your termination, from a third party employer at such employer’s expense; provided, however, that Employer may decrease the amount of premiums it pays towards life insurance coverage it provides you so long as the amount of such coverage that it continues to provide, combined with the amount of such coverage provided to you from a third party employer at such employer’s expense, aggregates at least the amount of coverage that was in effect for you at the time of your termination as a result of Employer’s obligations as set forth in paragraph 5(b);

h.            You and your eligible dependents shall be entitled to continued participation at your sole cost, in all medical, dental and hospitalization benefit plans or programs (the “Health and Welfare Benefits”) in which you and/or they were participating on the date of the termination of your employment until the earlier of (A) 36 months following termination of your employment and (B) the date, or dates, you receive equivalent coverage and benefits under the plans and programs of a subsequent employer (the “Continuation Period”); but only to the extent that you make a payment to Employer in an amount equal to the monthly premium payments (both the employee and employer portion) required to maintain such coverage for a similarly situated active employee (and such employee’s dependants) of Employer on or before the first day of each calendar month commencing with the first calendar month following the Termination Date and Employer shall reimburse you (on a tax-grossed up basis) for the amount of such premiums, if any, in excess of any employee contributions necessary to maintain such coverage for the Continuation Period; provided, however, that, in the event Employer is unable to provide you with the Health and Welfare Benefits during the Continuation Period under the terms of the applicable Employer plan(s), Employer shall obtain comparable coverage for you and your dependants at no additional cost to you (including on a tax-grossed basis, if applicable) during the Continuation Period. The period of continuation coverage to which you are entitled under Section 4980B(f) of the Code shall run concurrently with the Continuation Period; and

i.             For purposes of calculating your plan benefit under any SERP, you shall be credited with additional age and service credit equal to the lesser of (i) three (3) years or (ii) the period elapsed from the Termination Date to the end of the Original Employment Term (the “SERP Credit”).

(iii)         Timing of Payments and Settlement.  Subject to paragraphs 10(d)(iv) and (v), the cash portion of each of your Accrued Compensation and Benefits and 50% of the Severance Payment shall be paid in a lump sum within 30 days after the Termination Date and the remaining 50% of the Severance Payment will be paid in accordance with the Company’s regular payroll practices, in equal installments, over a period of 36 months, beginning with the first payroll period following the Termination Date.  Notwithstanding the foregoing, if, on the Termination Date, you are not considered a “specified employee” (within the meaning of Section 409A (or any successor provisions) of the Code and the rules and regulations promulgated thereunder (“Section 409A”)), then the references to “Termination Date” in the preceding sentence shall be deemed to refer to the first business day following the expiration of the 60-day period described in paragraph 10(d)(iv) below.  Payment of the Pro-Rata Bonus will be made in accordance with paragraph 3(b)(vi) hereof.  Any incremental plan benefits resulting from Employer’s application of the SERP Credit will be paid at the same time and in the same form as your plan benefits are scheduled to be paid under the terms of the SERP.

Anything in this Agreement to the contrary notwithstanding, your entitlement to any portion of the Severance Payment that has not yet been paid and your right to receive future payments and benefits (including payments under paragraph 12, office and secretarial services) will cease if you materially breach any of the provisions set forth in paragraph 8(a), 8(b), 8(c) (but only with respect to a material breach involving strategic business or financial information) or 8(h) and after notice by Employer of such breach you fail to cure such breach within thirty (30) days following your receipt of such notice, assuming such breach is capable of cure.  In the case of your material breach of any of the other provisions of paragraph 8, then in addition to any other rights or remedies Employer has under this Agreement or otherwise, nothing in this Agreement shall prevent Employer from seeking monetary damages and/or equitable relief in court.  You may request from Employer at any time its view on whether a proposed activity or investment by you will breach the Non-Compete Covenant described in paragraph 8(a) and/or the Non-Solicit Covenant described in paragraph 8(b) by giving Employer written notice of the details of such activity or investment, and Employer will respond to your inquiry within ten (10) business days of its receipt of such notice.  Employer’s view as conveyed to you that the proposed activity or investment will not breach the applicable provisions of paragraph 8(a) and/or 8(b) shall be binding on it to the extent that the activity or investment does not exceed what was described in the notice.  Your giving notice shall not be deemed an admission by you that the proposed activity or investment would violate the applicable provisions of paragraph 8(a) and/or 8(b).  Employer’s failure to respond with its view within ten (10) business days of its receipt of notice shall not constitute or be construed as an acknowledgment by Employer that the proposed activity or investment will not breach the provisions of paragraph 8(a) and/or 8(b), but such failure shall create an irrebuttable presumption that any breach arising from such activity or investment is capable of cure.  For the avoidance of doubt, nothing in this paragraph 10(d)(iii), including the requirement that Employer give you a notice of a breach of paragraph 8(a) and/or 8(b), shall preclude Employer from seeking an immediate injunction or other equitable relief for any breach or threatened breach of provisions of paragraph 8.

(iv)         Full Discharge of Company Obligations; Release.  The payments and other benefits provided for in paragraph 10(d)(ii) (and, as applicable, paragraph 12(g)(iii)) are in lieu of any severance or income continuation or protection under any plan Employer or any of its subsidiaries that may now or hereafter exist.  The payments and benefits to be provided pursuant to paragraph 10(d)(ii) (and, as applicable, paragraph 12(g)(iii)) shall constitute liquidated damages, and shall be deemed to satisfy and be in full and final settlement of all obligations of Employer to you under this Agreement.  You acknowledge and agree that such amounts are fair and reasonable, and your sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of your employment hereunder.  Employer’s obligation to make the Severance Payment and provide the other benefits provided for in paragraph 10(d)(ii) other than the Accrued Compensation and Benefits shall be conditioned on your execution of a release (the “Release”) (with all periods for revocation set forth therein having expired) in form and substance substantially identical to that set forth in Schedule A within 60 days following your termination of employment (the “Release Condition”).  The Release shall not be effective unless and until Employer executes the Release.  If the maximum period in which the Release may be revoked ends in the calendar year following the calendar year in which you incur a Separation from Service, the Release Condition shall be deemed not to have been satisfied until the later of (i) the first business day in the year following the year in which you incur a Separation from Service or (ii) the date that the Release Condition is satisfied (without regard to this sentence).  For avoidance of doubt, the execution or non-execution by Employer of the Release shall not affect whether or not the Release Condition has been satisfied.

(v)          Section 409A Delay.  Notwithstanding any provisions of paragraphs 4, 9, 10 and 12 to the contrary, if you are a “specified employee” (within the meaning of Section 409A) at the time of your Separation from Service, and if any portion of the payments or benefits to be received by you under paragraphs 4, 9, 10 and 12 upon your Separation from Service would be considered deferred compensation under Section 409A, then the following provisions shall apply to each such portion.

a.            Each portion of such payments and benefits that would otherwise be payable pursuant to paragraphs 4, 9, 10 and 12 during the six-month period immediately following your Separation from Service (the “Delayed Period”) shall instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date you incur a Separation from Service or (ii) your death (the applicable date, the “Permissible Payment Date”).

b.            Employer shall reimburse you for the reasonable after-tax cost of any benefits, contemplated by paragraphs 9, 10 and 12, incurred by you in independently obtaining (or otherwise paying amounts to Employer to obtain) such benefits during the Delayed Period, with such reimbursement to be paid to you by Employer on the Permissible Payment Date.

c.            With respect to any amount of expenses eligible for reimbursement under paragraphs 9, 10 and 12, such expenses shall be reimbursed by Employer within 60 calendar days (or, if applicable, on the Permissible Payment Date) following the date on which Employer receives the applicable invoice from you (and approves such invoice)

but in no event later than December 31st of the calendar year following the calendar year in which you incur the related expenses, or in the case of payment contemplated by paragraph 10(v)(e), December 31st of the calendar year following the calendar year in which the applicable taxes are remitted.

d.            Any payments delayed under paragraphs 9, 10 and 12 (other than the delayed settlement of equity-based awards subject to Section 409A) as a result of the application of Section 409A shall accrue interest at Employer’s highest borrowing rate in effect on the Separation from Service and such interest shall be paid at the same time as the underlying delayed payment.

e.            Excise Taxes.  Notwithstanding anything herein to the contrary, in the event that it is determined by Employer, or by the Internal Revenue Service (the “IRS”) pursuant to an IRS audit (an “Audit”) of your federal income tax return(s), that any payment or benefit provided to you hereunder or otherwise, would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as the “Excise Tax”), then Employer shall pay (either directly to the IRS as tax withholdings or to you as a reimbursement of any amount of taxes, interest and penalties paid by you to the IRS) both the Excise Tax and an additional cash payment (a “Tax Neutralization Payment”) in an amount that will place you in the same after-tax economic position that you would have enjoyed if the payment or benefit had not been subject to the Excise Tax.  Employer will consult with its outside tax counsel at its expense, to the extent it reasonably deems appropriate, in making determinations pursuant to the preceding sentence.  The amount of the Tax Neutralization Payment shall be calculated by Employer’s regular independent auditors based on the amount of the Excise Tax paid by Employer as determined by Employer or the IRS.  If the amount of the Excise Tax determined by the IRS is greater than an amount previously determined by Employer, Employer’s auditors shall recalculate the amount of the Tax Neutralization Payment.  Employer’s auditors shall provide you with detailed support for its calculations.  Employer shall be responsible for the fees and expenses incurred by its auditors in making these calculations.  You shall promptly notify Employer of any

IRS assertion during an Audit that an Excise Tax is due with respect to any payment or benefit, but you shall be under no obligation to defend against such claim by the IRS unless Employer requests, in writing, that you undertake the defense of such IRS claim on behalf of Employer and at Employer’s sole expense.  In such event, Employer may elect to control the conduct to a final determination through counsel of its own choosing and at its sole expense, of any audit, administrative or judicial proceeding involving an asserted liability relating to the Excise Tax, and you shall not settle, compromise or concede such asserted Excise Tax and shall cooperate with Employer in each phase of any contest.

f.             Each payment under this Agreement shall be considered a “separate payment” and not of a series of payments for purposes of Section 409A.

(vi)         Reimbursement; In-Kind Benefits. In no event shall the reimbursements or in-kind benefits to be provided by Employer under this Agreement in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall your right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.  In addition, in no event shall any such reimbursements be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred.

11.         Death.  If you die during the Employment Term, your beneficiary or estate shall be entitled to receive the following:

(i)           Employer will pay your Accrued Compensation and Benefits through the date of your death;

(ii)          Employer will pay a prorated Bonus for the year of your death based on your Target Bonus and the number of calendar days elapsed during the year through the date of your death (the date of such payment for purposes of Section 409A shall be the date of your death, and such payment shall be made not later than February 28th of the calendar year following the calendar year in which your death occurs);

(iii)         all of your outstanding unvested Employer stock options will vest;

(iv)                          all such options and all of your outstanding options that have previously vested will remain exercisable for the period provided for under the terms of the applicable award agreement; and

(v)                              all of your unvested and outstanding restricted stock and/or restricted stock units and any other type of equity award will vest and be settled within ten (10) business days after the date of your death.

12.                            Senior Advisor or Producer.

(a)                               Continuation as Advisor/Producer; Term.  Upon the earlier of (i) the end of the Employment Term as a result of the termination of your employment pursuant to paragraph 10(b) or 10(c), or (ii) the expiration of the Original Employment Term (provided you remained employed and are being paid on Employer’s payroll through the end of the Original Employment Term and there has not occurred a renewal of the Employment Term), unless you elect otherwise by providing written notice to Employer, your employment shall continue in a different capacity as a Senior Advisor/Producer (an “Advisor/Producer”) to the Company for a period of three years (the “Advisor/Producer Period”), subject to earlier termination of the Advisor/Producer Period in accordance with this paragraph 12. The Advisor/Producer Period may be terminated by (i) you at any time upon fourteen (14) days’ prior written notice to Employer, (ii) Employer for Cause, as determined in accordance with paragraph 10(a), but without regard to clause (v) of such definition, or (iii) by Employer for any other reason.  The termination of the Advisor/Producer Period pursuant to clauses (i) or (ii) in the preceding sentence is hereinafter referred to as a “Non-Qualifying Termination.”  The date on which the Advisor/Producer Period commences is hereinafter referred to as the “Commencement Date.”

(b)                              Advisory Services to be Provided During Advisor/Producer Period.  During the Advisor/Producer Period, you shall provide such advisory services concerning the business, affairs and management of Employer and its subsidiaries as may be reasonably requested by the Chairman or the Chief Executive Officer of Employer (the “Advisory Services”), but you shall not be required to devote more than five (5) days (up to eight (8) hours per day) each month to such services which shall be performed at a time and place mutually convenient to you and Employer.  You may accept other employment during the Advisor/Producer Period with any charitable, religious or entertainment industry trade, public interest or public service organization and you may provide services to third parties (including serving as a member of the board of directors of any such party and any entity on which you have already been elected to serve during the Employment Term), provided that such services or the entity to whom you are providing such services is not in competition with Employer or any of its subsidiaries (“Permitted Services”).  Any compensation or fees earned by you from Permitted Services shall not reduce the compensation payable by Employer under paragraphs 10(d) or 12.

(c)                               Producer Services to be Performed during the Advisor/Producer Period.  During the Advisor/Producer Period, you shall not be required to provide any services as a Producer unless and until you notify Employer that you desire to provide services as a Producer and you and Employer (or an appropriate subsidiary of Employer) reach agreement on the terms of a production agreement (the “Producer Services”).  Any such production agreement shall be negotiated in good faith, shall contain provisions relating to television and film production, and shall contain substantive provisions similar to comparable agreements entered into by the Company or any of its subsidiaries with a producer during the 36-month period commencing prior to the Start Date and shall recognize your experience in the industry, your skills and understanding of the Company; therefore, a production agreement shall include, without limitation, comparable guarantees, producer fees, contingent compensation, license fees, overhead and commitments.

Whether or not a production agreement has been entered into, you acknowledge and agree that, during the period in which you serve in the capacity as an Advisor/Producer to the Company and for a one-year period thereafter, but in no event beyond the Advisor/Producer Period, you shall be required to submit to Employer (or an appropriate subsidiary of Employer), on an exclusive First Look (as defined herein) basis, all Projects (as defined herein) for Employer’s consideration for potential acquisition, development, production and/or distribution by Employer.  As used herein, “First Look” means that a Project shall be submitted in writing solely and exclusively to an individual specifically designated by Employer for such purpose (your “Project Contact”) before it is submitted by you or on your behalf to any other person or entity; and “Project” means any idea, concept, story or other literary work intended by you or on your behalf for initial exploitation via any means of audio-visual exhibition, including, without limitation, television, motion-picture or theatrical exhibition.  Employer shall notify you of the name and contact information of your Project Contact as promptly as practicable following the Commencement Date, provided, however, that Employer shall have the right to change your Project Contact from time to time with reasonable prior written notice to you.  Employer shall have thirty (30) days following your submission of a Project in which to notify you of its acceptance or rejection of the Project (reducible to fifteen (15) days if you notify Employer at the time of submission that such Project is a “hot property”).  In the event Employer rejects the Project (or fails to notify you of its acceptance of such Project in writing during the foregoing consideration period), you shall be free to submit the Project to any other person or entity and enter into any agreement or arrangement with respect thereto, with no further obligation to Employer whatsoever with respect thereto (whether legal, financial or otherwise), except as otherwise provided below, and without such submission to another person or entity being a violation of the First Look obligation, provided, however, that in the event of a material change in a material element of the Project (e.g., a material change in the development and/or production budget or a change in any key performer, producer, director or writer attached to the Project) prior to you entering into an agreement or arrangement with a third party with respect to such Project or such Project otherwise being set up with a third party, Employer shall be entitled to an additional First Look at the Project on the terms and conditions set forth herein and you shall re-submit the Project to Employer.   In the

event Employer accepts the Project by notifying you in writing during the consideration period, you shall negotiate exclusively and in good faith with Employer with respect thereto for a period of thirty (30) days (the “Negotiation Period”).  If no agreement is reached by the end of the Negotiation Period or if Employer is otherwise unable to acquire any necessary third party rights with respect to such Project during the Negotiation Period, you may negotiate with third parties and/or enter into any agreement with third parties with respect to the Project, but you may not enter into any agreement with any third party on terms equally or less favorable to you than those last offered by you to Employer without first offering to Employer, by written notice specifying the name of such third party (if you are not otherwise prohibited from disclosing), the same terms and conditions of such agreement (the “Third Party Agreement”).  Employer will have ten (10) days after Employer’s receipt of said offer to accept or reject all of the terms and conditions of the Third Party Agreement by notifying you in writing within such ten day period (with failure to so notify you within such period being deemed a rejection by Employer).  Notwithstanding anything to the contrary contained herein, the non-competition provisions set forth herein shall not apply with respect to any agreement, arrangement, or services provided by you (or any of your affiliates) with respect to any Project which Employer has rejected or not accepted pursuant to the foregoing.

(d)                             Level of Services.  Notwithstanding paragraphs 12(a), (b) and (c), it is the intent of the parties, and the parties hereby acknowledge, that for so long as the Advisor/Producer Period remains in effect, the level of bona fide services reasonably anticipated to be performed by you shall remain 45% or less of the average level of bona fide services performed by you during the 36-month period ending on the last day of the Employment Term and, therefore, that your continuing to provide services as an Advisor/Producer following the expiration of the Employment Term shall not prevent you from being considered to have incurred a Separation from Service as of your Termination Date.

(e)                               Compensation and Benefits.  During the Advisor/Producer Period you shall receive a salary at the rate of Three Million Dollars ($3,000,000) per annum (the “Advisory Fees”), which, for the avoidance of doubt, is in addition to any compensation and/or fees payable to you with respect to any Producer Services.  In addition, during the Advisor/Producer Period, subject to the provisions of the applicable plans or programs, including provisions relating to eligibility to participate:

(i)                                  the provisions of paragraphs 5(a), 5(b), 6(a), 6(b) but only with respect to Perquisites and consistent with Employer policies during the Advisor/Producer Period, and 6(c) shall continue to apply, other than the right to vacation accruals contemplated by paragraph 5(a) (collectively referred to as the “Additional Compensation and Benefits”).  In the event Employer is unable to provide you with the Additional Compensation and Benefits due to your ineligibility to participate in the applicable Employer plans or programs during the Advisor/Producer Period, Employer shall obtain, during the Advisor/Producer Period, comparable coverage for you and your dependants with the same contribution that would be required if you were an active employee covered under Employer’s plan; and

(ii)                              your equity awards, including without limitation stock options, restricted stock, restricted stock units or any other form of equity awards you may have been granted prior to the date you became an Advisor/Producer, to the extent not already vested or paid out, shall continue to vest or be paid out or exercisable, as the case may be, on their original schedule.

Additionally, during the Advisor/Producer Period, you shall be provided with: (x) in either New York or Los Angeles at your election, suitable and appropriate office facilities (at a location within such city to be determined by Employer), (y) a personal secretary (who may be your choice of one of your personal secretaries providing services to you during the Employment Term, to be compensated at the same compensation and benefits cost to Employer in effect immediately prior to commencement of the Advisor/Producer Period) and (z) use of aircraft owned or leased by the Company, as determined appropriate by the Company taking into account your travel plans, number of passengers and similar considerations, for up to a total of 50 hours per year (collectively, the “Additional Benefits”).

In no event shall the reimbursements or in-kind benefits to be provided by Employer in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall your right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.  In addition, in no event shall any such reimbursements be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred

(f)                                Equity Awards.  In consideration of your covenants set forth in paragraph 12(h) and in order to retain your exclusive services (other than in connection with Permitted Services) during the periods described in paragraph 12, Employer agrees that upon the Commencement Date (or if the Commencement Date is not a trading day, on the first trading day after the Commencement Date) (the “Additional RSU Grant Date”), you will automatically be granted restricted stock units having a value equal to Nine Million Dollars ($9,000,000) (the “Additional RSUs”).  The number of Additional RSUs granted on the Additional RSU Grant Date (rounded down to a whole unit for any fractional unit) shall be determined by dividing the value specified in the preceding sentence by the closing price of one share of Class B Common Stock on the Additional RSU Grant Date.  Each Additional RSU shall correspond to one share of Class B Common Stock.  The Additional RSUs shall vest in three (3) equal installments, with the first two installments vesting on first and second anniversaries of the Commencement Date, respectively, and the third installment vesting on the calendar day immediately preceding the third anniversary of the Commencement Date, subject to earlier acceleration or cancellations as provided in paragraph 12(g).

(g)                              Consequences of Termination.  Subject to any compensation and benefits to which you are entitled pursuant to the terms of a production agreement with the Company:

(i)                                  Upon a Non-Qualifying Termination, Employer shall have no further obligations to you under the terms of this Agreement other than to promptly pay and provide you with Accrued Advisory Compensation and Benefits.  For purposes of this Agreement, “Accrued Advisory Compensation and Benefits” shall consist of: (A) reimbursement of any unpaid business expenses to which you are entitled to reimbursement pursuant to paragraph 6 (and this paragraph 12) that were incurred prior to the effective date of the termination of the Advisor/Producer Period (such date, the “Advisory Termination Date”), (B) your Advisory Fees through the Advisory Termination Date, and (C) all other vested compensation and benefits to which you are entitled to as of the Advisory Termination Date under the terms and conditions applicable to such compensation and benefits.  All of your then unvested Additional RSUs shall be cancelled upon the occurrence of a Non-Qualifying Termination.

(ii)                              Upon a termination of the Advisor/Producer Period due to death or disability (as determined in accordance with your long-term disability plan coverage in effect during the Advisor/Producer Period), (A) the Additional RSUs shall become fully vested; (B) in the case of your termination due to disability, the provisions of paragraph 5(b) shall continue to apply for the duration of the original Advisor/Producer Period; and (C) you shall be entitled to the Accrued Advisory Compensation and Benefits.

(iii)                          Upon a termination of the Advisor/Producer Period for any reason other than set forth in clauses 12(g)(i) and (ii) above, (A) the Additional RSUs shall become fully vested; (B) Employer shall continue to provide you with the Additional Compensation and Benefits, the Advisory Fees and the Additional Benefits, in each case, for the duration of the original Advisor/Producer Period; and (C) you shall be entitled to the Accrued Advisory Compensation and Benefits.

(h)                              Exclusive Services, Etc.  The parties hereby agree that (i) provisions of paragraph 8 are hereby incorporated by reference into this paragraph 12 and shall continue to apply during the Advisor/Producer Period (other than with respect to any Project which Employer has rejected or not accepted pursuant to the First Look), and any period set forth in the provisions of paragraph 8 that survives any termination of employment or the Employment Term shall survive for the same duration following termination of the Advisor/Producer Period, and (ii) the provisions of paragraph 8(a),

8(b) and 8(f) that would otherwise terminate upon the expiration of the Original Employment Term shall continue to apply following the expiration of the Original Employment Term during the Advisor/Producer Period, and shall remain in effect as follows: (x) with respect to paragraphs 8(a) and 8(b), until the first anniversary of the termination of the Advisor/Producer Period, unless such Advisor/Producer Period terminates as a result of the expiration of the original Advisor/Producer Period (in which case the provisions of paragraphs 8(a) and 8(b) shall end on the last day of the original Advisor/Producer Period), and (y) with respect to paragraph 8(f), until the second anniversary of the termination of the Advisor/Producer Period, unless such Advisor/Producer Period terminates as a result of the expiration of the original Advisor/Producer Period (in which case the provisions of paragraph 8(f) shall end on the last day of the original Advisor/Producer Period).

(i)                                  Notwithstanding anything in paragraph 12(g)(iii) to the contrary, Employer’s obligation to make the payments and provide the benefits set forth in paragraph 12(g)(iii), other than the Accrued Advisory Compensation and Benefits, shall be conditioned on your execution of a release (the “Advisor Release”) (with all periods for revocation set forth therein having expired) in form and substance substantially identical to that set forth in Schedule A within 60 days following the termination of the Advisor/Producer Period (the “Advisor Release Condition”).  The Advisor Release shall not be effective unless and until Employer executes the Advisor Release.  If the maximum period in which the Advisor Release may be revoked ends in the year following the year in which the Advisor/Producer Period ends, then the Advisor Release Condition shall be deemed not to have been satisfied until the later of (i) the first business day in the year following the year in which the Advisor/Producer Period ends, or (ii) the date on which the Advisor Release Condition is satisfied (without regard to this sentence).  For the avoidance of doubt, the execution or non-execution by Employer of the Advisor Release shall not affect whether or not the Advisor Release Condition has been satisfied.

(j)                                  Nothing in this paragraph 12 shall create any rights that are duplicative with any rights set forth in any other paragraph of this Agreement.

13.                            No Mitigation.  You shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall any reduction be made for any other compensation that you earn from a subsequent employer (including self-employment).

14.                            Section 317 and 507 of the Federal Communications Act.  You represent that you have not accepted or given nor will you accept or give, directly or indirectly, any money, services or other valuable consideration from or to anyone other than Employer for the inclusion of any matter as part of any film, television program or other production produced, distributed and/or developed by Employer and/or any of Employer’s affiliates.

15.                            Equal Opportunity Employer; Employer Business Conduct Statement.  You acknowledge that Employer is an equal opportunity employer. You agree that you will comply with Employer policies regarding employment practices and with applicable federal, state and local laws prohibiting discrimination on the basis of race, color, creed, national origin, age, sex or disability. In addition, you agree that you will comply with Employer’s Supplemental Code of Ethics for Senior Financial Officers and Employer’s Business Conduct Statement.

16.                            Indemnification.

(a)                               If you are made a party, are threatened to be made a party to, or otherwise receive any other legal process in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that you are or were a director, officer or employee of Employer or are or were serving at the request of Employer as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is your alleged action in an official capacity while serving as director, officer, member, employee or agent, Employer shall indemnify you and hold you harmless to the fullest extent permitted or authorized by Employer’s certificate of incorporation and bylaws or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and any cost and fees incurred in enforcing your rights to indemnification or contribution) reasonably incurred or suffered by you in connection therewith, and such indemnification shall continue even though you have ceased to be a director, member, employee or agent of Employer or other entity and shall inure to the benefit of your heirs, executors and administrators.  Employer shall advance to you all reasonable costs and expenses that you incur in connection with a Proceeding within twenty (20) days after its receipt of a written request for such advance.  Such request shall include an undertaking by you to repay the amount of such advance if it shall ultimately be determined that you are not entitled to be indemnified against such costs and expenses.

(b)                              Neither the failure of Employer (including its board of directors, independent legal counsel or stockholders) to have made a determination that indemnification of you is proper because you have met the applicable standard of conduct, nor a determination by Employer (including its board of directors, independent legal counsel or stockholders) that you have not met such applicable standard of conduct, shall create a presumption or inference that you have not met the applicable standard of conduct.

(c)                               To the extent that Employer maintains officers’ and directors’ liability insurance, you will be covered under such policy subject to the exclusions and limitations set forth therein.

(d)                             The provisions of this Section 16 shall survive the expiration or termination of your employment and/or this Agreement.

17.                            Notices.  All notices required to be given hereunder shall be given in writing, by personal delivery or by mail at the respective addresses of the parties hereto set forth above, or at such other address as may be designated in writing by either party, and in the case of Employer, to the attention of the General Counsel of Employer. Any notice given by mail shall be deemed to have been given three days following such mailing. Copies of all notices to you shall be given to Grubman Indursky & Shire, P.C., Carnegie Hall Tower, 152 W. 57th Street, New York, NY 10019, Attention: Allen J. Grubman, Esq.

18.                            Assignment and Successors.  This is an Agreement for the performance of personal services by you and may not be assigned by you or Employer except that Employer may assign this agreement to any affiliate of Employer or any successor in interest to Employer, provided such assignee assumes all of the obligations of Employer hereunder.

19.                            New York Law.  This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of New York, without giving effect to the conflicts of laws principles thereof or to those of any other jurisdiction which, in either case, could cause the application of the laws of any jurisdiction other than the State of New York.

20.                            Disputes.  Any disputes between the parties to this Agreement shall be settled by arbitration in New York, New York under the auspices of the American Arbitration Association, before a panel of three (3) arbitrators, in accordance with the National Rules for the Resolution of Employment Disputes promulgated by the Association. Each party shall select an arbitrator and the two (2) arbitrators shall select a third and these three arbitrators shall form the panel. The decision in such arbitration shall be final and conclusive on the parties and judgment upon such decision may be entered into in any court having jurisdiction thereof. Costs of the arbitration or litigation, including, without limitation, reasonable attorneys’ fees and expenses of both parties, shall be borne by Employer if you prevail on at least one of the material issues that is the subject of the arbitration. If you do not so prevail, you and Employer shall equally share costs of the arbitration or litigation other than attorneys’ fees, and each of you and Employer shall bear its own attorneys’ fees and expenses. Nothing herein shall prevent Employer from seeking equitable relief in court as provided for in paragraph 8(i) or shall prevent either party from seeking equitable relief in court in aid of arbitration under applicable law.

21.                            No Implied Contract.  Nothing contained in this Agreement shall be construed to impose any obligation on Employer to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of this Agreement.

22.                            Entire Understanding; Amendments.  This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained, and supersedes the Prior Agreement, provided, however, that no provision in this Agreement shall be construed to adversely affect any of your rights with respect to equity awards granted on or prior to the Start Date pursuant to the terms of the Prior Agreement.  This Agreement can be amended only by a writing signed by both parties hereto.

23.                            Waivers.  Waiver by either you or by Employer of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

24.                            Void Provisions.  If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

25.                            Deductions and Withholdings, Payment of Deferred Compensation.  All amounts payable under this Agreement shall be paid less deductions and income and payroll tax withholdings as may be required under applicable law and any benefits and perquisites provided to you under this Agreement shall be taxable to you as may be required under applicable law.

26.                            Section 409A.  To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A.  This Agreement shall be construed in a manner to give effect to such intention.  In no event whatsoever (including, but not limited to as a result of this paragraph 26 or otherwise) shall Employer or any of its subsidiaries or affiliates be liable for any tax, interest or penalties that may be imposed on you under Section 409A.  Neither Employer nor any of its subsidiaries or affiliates has any obligation to indemnify or otherwise hold you harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto.  You acknowledge that you have been advised to obtain independent legal, tax or other counsel in connection with Section 409A.

27.                            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

28.                            Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise expressly provided for in this Agreement, the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

[signature page to follow]

If the foregoing correctly sets forth our understanding, please sign, date and return all four (4) copies of this Agreement and return it to the undersigned for execution on behalf of Employer; after this Agreement has been executed by Employer and a fully executed copy returned to you, it shall constitute a binding agreement between us.

Very truly yours,

CBS CORPORATION

/s/ Anthony G. Ambrosio
	Name:	Anthony G. Ambrosio
	Title:	Executive Vice President, Human Resources & Administration

ACCEPTED AND AGREED:

/s/ Leslie Moonves
Name: Leslie Moonves
February 23, 2010

SCHEDULE A

Form of Release

GENERAL RELEASE

WHEREAS, Leslie Moonves (hereinafter referred to as the “Executive”) and CBS Corporation (hereinafter referred to as “Employer”) are parties to an Employment Agreement, dated February [•], 2010 (the “Employment Agreement”), which provided for the Executive’s employment with Employer on the terms and conditions specified therein; and

WHEREAS, pursuant to paragraph [10(d)] [12] of the Employment Agreement, the Executive has agreed to execute a release of the type and nature set forth herein as a condition to his entitlement to certain payments and benefits upon his termination of employment with Employer; and

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received or to be received by the Executive in accordance with the terms of the Employment Agreement, it is agreed as follows:

1.         (a) Excluding enforcement of the covenants, promises and/or rights reserved herein, the Executive hereby irrevocably and unconditionally releases, acquits and forever discharges Employer and each of Employer’s owners, stockholders, predecessors, successors, assigns, directors, officers, employees, divisions, subsidiaries, affiliates (and directors, officers and employees of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort or any legal restrictions on Employer’s right to terminate employees, or any Federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination In Employment Act of 1967 (“ADEA”), as amended, the Employee Retirement Income Security Act (“ERISA”), as amended, the Civil Rights Act of 1991, as amended, the Rehabilitation Act of 1973, as amended, the Older Workers Benefit Protection Act (“OWBPA”), as amended, the Worker Adjustment Retraining and Notification Act (“WARN”), as amended, the Fair Labor Standards Act (“FLSA”), as amended, the Occupational Safety and Health Act of 1970 (“OSHA”), the New York State Human Rights Law, as amended, the New York Labor Act, as amended, the New York Equal Pay Law, as amended, the New York Civil Rights Law, as amended, the New York Rights of Persons With Disabilities Law, as amended, and the New York

Equal Rights Law, as amended, that the Executive now has, or has ever had, or ever shall have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of the Executive’s execution hereof that directly or indirectly arise out of, relate to, or are connected with, the Executive’s services to, or employment by Employer (any of the foregoing being a “Claim” or, collectively, the “Claims”); provided, however, that this release shall not apply to any of the obligations of Employer or any other Releasee under the Employment Agreement, or under any agreements, plans, contracts, documents or programs described or referenced in the Employment Agreement; and provided, further, that this release shall not apply to any rights the Executive may have to obtain contribution or indemnity against Employer or any other Releasee pursuant to contract, Employer’s certificate of incorporation and by-laws or otherwise.

(b)        Excluding enforcement of the covenants, promises and/or rights reserved herein, the Employer hereby irrevocably and unconditionally releases, acquits and forever discharges Executive from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, that the Employer now has, or has ever had, or ever shall have, against Executive, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring through the date of Employer execution of this release that directly or indirectly arise out of, relate to, or are connected with, the Executive’s services to, or employment by Employer; provided, however, that this release shall not apply to any of the continuing obligations of Executive under the Employment Agreement, or under any agreements, plans, contracts, documents or programs described or referenced in the Employment Agreement; and provided, further, that this release shall not apply to any rights Employer may have to obtain contribution or indemnity against Executive pursuant to contract or otherwise.

2.         The Executive expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542.  Section 1542 states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, the Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims that the Executive does not know or suspect to exist in the Executive’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims.

3.         The Executive understands that he has been given a period of twenty-one (21) days to review and consider this General Release before signing it pursuant to the Age Discrimination In Employment Act of 1967, as amended.  The Executive further understands that he may use as much of this 21–day period as the Executive wishes prior to signing.

4.         The Executive acknowledges and represents that he understands that he may revoke the release set forth in paragraph 1, including, the waiver of his rights under the Age Discrimination in Employment Act of 1967, as amended, effectuated in this Agreement within seven (7) days of signing this Agreement. Revocation can be made by delivering a written notice of revocation to Executive Vice President & General Counsel, CBS Corporation, 51 West 52nd Street, New York, New York 10019.  For this revocation to be effective, written notice must be received by the General Counsel no later than the close of business on the seventh day after the Executive signs this Agreement.  If the Executive revokes the release set forth in paragraph 1, Employer shall have no obligations to the Executive under paragraph [10(d)] [12] of the Employment Agreement.

5.         The Executive and Employer respectively represent and acknowledge that in executing this Agreement neither of them is relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Releasees with regard to the subject matter, basis or effect of this Agreement or otherwise.

6.         This Agreement shall not in any way be construed as an admission by any of the Releasees that any Releasee has acted wrongfully or that the Executive has any rights whatsoever against any of the Releasees except as specifically set forth herein, and each of the Releasees specifically disclaims any liability to any party for any wrongful acts.

7.         It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under law.  Should there be any conflict between any provision hereof and any present or future law, such law shall prevail, but the provisions affected thereby shall be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this Agreement shall remain in full force and effect and be fully valid and enforceable.

8.         The Executive represents and agrees (a) that the Executive has to the extent he desires discussed all aspects of this Agreement with his attorney, (b) that the Executive has carefully read and fully understands all of the provisions of this Agreement, and (c) that the Executive is voluntarily entering into this Agreement.

9.         This General Release shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof or to those of any other jurisdiction which, in either case, could cause the application of the laws of any jurisdiction other than the State of New York.  This General Release is binding on the successors and assigns of, and sets forth the entire agreement between, the parties hereto; fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof; and may not be changed except by explicit written agreement to that effect subscribed by the parties hereto.

PLEASE READ CAREFULLY. THIS GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

This General Release is executed by the Executive and Employer as of the                day of                     , 20      .

Leslie Moonves

CBS CORPORATION

By:

Title: